Exhibit 99.1

Boot Barn Holdings, Inc. Announces First Quarter Fiscal Year 2018 Financial Results

IRVINE, Calif.--(BUSINESS WIRE)--August 1, 2017--Boot Barn Holdings, Inc. (NYSE:BOOT) today announced its financial results for the first fiscal quarter ended July 1, 2017.

Highlights for the quarter ended July 1, 2017, were as follows:

  Net sales increased 4.5% to $139.4 million.
  Same store sales increased 1.3%.
  Net income was $0.8 million, or $0.03 per diluted share, compared to net income of $0.6 million, or $0.02 per diluted share in the prior-year period.
  The Company opened one new store.

Jim Conroy, Chief Executive Officer, commented, “We are encouraged with our start to fiscal 2018 as sales and earnings per share both exceeded expectations. Same store sales increased 1.3% as low single-digit growth in our physical stores and a strong double-digit gain in our bootbarn.com business more than offset a decline at sheplers.com. We believe our commitment and focus on the store business have helped return us to positive store comps during the quarter, a trend that has carried into the second quarter. Importantly, our stores in oil and gas markets also continued to improve, highlighted by a low single-digit sales increase for our stores in Texas. Meanwhile, we continue to make progress on improving organic search and increasing the site speed at sheplers.com following the technical problems we encountered upon transition of the e-commerce site to a new software platform in February. Despite this temporary setback, we believe an upgraded e-commerce platform was a necessary investment, and will position us well for the next level of omni-channel leadership and contribute to future earnings growth.”

Operating Results for the First Quarter Ended July 1, 2017

  Net sales increased 4.5% to $139.4 million from $133.4 million in the prior-year period. Net sales increased due to the opening of 11 new stores over the past twelve months, a 1.3% increase in same store sales, and sales from the recently acquired Country Outfitter site.
  Gross profit was $41.4 million, or 29.7% of net sales, compared to $40.8 million, or 30.5% of net sales in the prior-year period. Gross profit increased primarily due to increased sales. As a percentage of sales, consolidated gross margin declined as a result of increased buying and occupancy costs.
  Selling, general and administrative expense was $36.5 million, or 26.2% of net sales, compared to $36.3 million, or 27.2% of net sales in the prior-year period. Selling, general and administrative expenses declined as a percentage of sales as a result of lower corporate payroll and overhead costs.
  Income from operations was $4.9 million, or 3.5% of net sales, compared to $4.5 million, or 3.3% of net sales in the prior-year period.
  The Company opened one new store and ended the quarter with 220 stores in 31 states.
  Net income was $0.8 million, or $0.03 per diluted share, compared to $0.6 million, or $0.02 per diluted share in the prior-year period.

Balance Sheet Highlights as of July 1, 2017

  Cash of $7.3 million.
  Average inventory per store decreased 4% compared to June 25, 2016.
  Total net debt of $245.2 million, including $62.8 million outstanding on revolving credit facility.

Fiscal Year 2018 Outlook

For the fiscal year ending March 31, 2018, the Company continues to expect:

  To open 12 new stores, including one store opened in the first quarter.
  Flat to slightly positive same store sales growth.
  Income from operations between $37.8 million and $40.0 million.
  Net income of $14.0 million to $15.4 million.
  Net income per diluted share of $0.52 to $0.57 based on 27.1 million weighted average diluted shares outstanding.

For the fiscal second quarter ending September 30, 2017 the Company expects:

  Same store sales to be roughly in line with first quarter sales.
  Net income per diluted share of $0.00 to $0.02 based on 27.0 million weighted average diluted shares outstanding.

Conference Call Information

A conference call to discuss the financial results for the first quarter of fiscal year 2018 is scheduled for today, August 1, 2017, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (877) 407-4018. The conference call will also be available to interested parties through a live webcast at investor.bootbarn.com. Please visit the website and select the “Events and Presentations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A telephone replay of the call will be available until September 1, 2017, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 13666743. Please note participants must enter the conference identification number in order to access the replay.

About Boot Barn

Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. The Company offers its loyal customer base a wide selection of work and lifestyle brands. As of the date of this release, Boot Barn operates 219 stores in 31 states, in addition to an e-commerce channel www.bootbarn.com. The Company also operates www.sheplers.com, the nation’s leading pure play online western and work retailer. Sheplers has been part of the western, outdoor, and work lifestyle for over 100 years. Beginning in February 2017, the Company has operated www.countryoutfitter.com, an e-commerce site selling to customers who live a country lifestyle. For more information, call 888-Boot-Barn or visit www.bootbarn.com.

Non-GAAP Financial Measures

The Company presents adjusted EBITDA to help the Company describe its operating and financial performance. Adjusted EBITDA is a non-GAAP financial measure and should not be construed in isolation or as an alternative to net income or cash flow statement data (as presented in the Company’s consolidated financial statements in accordance with generally accepted accounting principles in the United States, or GAAP), or as a better indicator of operating performance or as a measure of liquidity. Adjusted EBITDA, as defined by the Company, may not be comparable to similar non-GAAP financial measures presented by other companies. The Company’s management believes that adjusted EBITDA provides investors with transparency and helps illustrate financial results. See the table at the end of this press release for a reconciliation of adjusted EBITDA to net income.

Forward Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements refer to our current expectations and projections relating to, by way of example and without limitation, our financial condition, liquidity, profitability, results of operations, margins, plans, objectives, strategies, future performance, business and industry. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “might”, “will”, “could”, “should”, “can have”, “likely”, “outlook” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events, but not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions that the Company’s management has made in light of their industry experience and on their perceptions of historical trends, current conditions, expected future developments and other factors they believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. These risks, uncertainties and assumptions include, but are not limited to, the following: decreases in consumer spending due to declines in consumer confidence, local economic conditions or changes in consumer preferences and the Company’s ability to effectively execute on its growth strategy; the failure to maintain and enhance its strong brand image; inability to compete effectively; failure to maintain good relationships with its key suppliers; and inability to improve and expand its exclusive product offerings. The Company discusses the foregoing risks and other risks in greater detail under the heading “Risk factors” in the periodic reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. Because of these factors, the Company cautions that you should not place undue reliance on any of these forward-looking statements. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company. Further, any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company does not intend to update or revise the forward-looking statements in this press release after the date of this press release.

Boot Barn Holdings, Inc.
Consolidated Balance Sheets
(In thousands, except per share data)
(Unaudited)

	July 1,	April 1,
	2017	2017
Assets
Current assets:
Cash and cash equivalents	$7,305	$8,035
Accounts receivable, net	4,144	4,354
Inventories	192,343	189,096
Prepaid expenses and other current assets	14,394	22,818
Total current assets	218,186	224,303
Property and equipment, net	84,389	82,711
Goodwill	193,095	193,095
Intangible assets, net	64,149	64,511
Other assets	977	961
Total assets	$560,796	$565,581
Liabilities and stockholders’ equity
Current liabilities:
Line of credit	$62,819	$33,274
Accounts payable	60,745	77,482
Accrued expenses and other current liabilities	35,887	35,983
Current portion of notes payable, net	—	1,062
Total current liabilities	159,451	147,801
Deferred taxes	11,735	20,961
Long-term portion of notes payable, net	182,419	191,517
Capital lease obligation	7,703	7,825
Other liabilities	18,305	17,568
Total liabilities	379,613	385,672

Stockholders’ equity:
Common stock, $0.0001 par value; July 1, 2017 - 100,000 shares authorized, 26,618 shares issued; April 1, 2017 - 100,000 shares authorized, 26,575 shares issued	3	3
Preferred stock, $0.0001 par value; 10,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	142,759	142,184
Retained earnings	38,568	37,791
Less: Common stock held in treasury, at cost, 26 and 14 shares at July 1, 2017 and April 1, 2017, respectively	(147)	(69)
Total stockholders’ equity	181,183	179,909
Total liabilities and stockholders’ equity	$560,796	$565,581

Boot Barn Holdings, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended
	July 1,	June 25,
	2017	2016
Net sales	$139,379	$133,414
Cost of goods sold	97,987	92,664
Gross profit	41,392	40,750
Selling, general and administrative expenses	36,451	36,300
Income from operations	4,941	4,450
Interest expense, net	3,658	3,560
Income before income taxes	1,283	890
Income tax expense	506	266
Net income	$777	$624

Earnings per share:
Basic shares	$0.03	$0.02
Diluted shares	$0.03	$0.02
Weighted average shares outstanding:
Basic shares	26,559	26,373
Diluted shares	26,969	26,616

Boot Barn Holdings, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Thirteen Weeks Ended
	July 1,	June 25,
	2017	2016
Cash flows from operating activities
Net income	$777	$624
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	3,751	3,518
Stock-based compensation	575	756
Amortization of intangible assets	362	561
Amortization and write-off of debt issuance fees and debt discount	289	281
Loss on disposal of property and equipment	14	59
Accretion of above market leases	—	(14)
Deferred taxes	564	(141)
Changes in operating assets and liabilities:
Accounts receivable, net	210	671
Inventories	(3,247)	(2,890)
Prepaid expenses and other current assets	(1,296)	(1,201)
Other assets	(16)	1,040
Accounts payable	(16,922)	(7,815)
Accrued expenses and other current liabilities	(113)	(3,666)
Other liabilities	737	567
Net cash used in operating activities	$(14,315)	$(7,650)
Cash flows from investing activities
Purchases of property and equipment	$(5,258)	$(4,721)
Net cash used in investing activities	$(5,258)	$(4,721)
Cash flows from financing activities
Borrowings on line of credit - net	$29,545	$11,375
Repayments on debt and capital lease obligations	(10,105)	(603)
Debt issuance fees	(519)	—
Tax withholding payments for net share settlement	(78)	(25)
Proceeds from the exercise of stock options	—	268
Net cash provided by financing activities	$18,843	$11,015

Net decrease in cash and cash equivalents	(730)	(1,356)
Cash and cash equivalents, beginning of period	8,035	7,195
Cash and cash equivalents, end of period	$7,305	$5,839

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$308	$399
Cash paid for interest	$3,384	$3,306
Supplemental disclosure of non-cash activities:
Unpaid purchases of property and equipment	$2,086	$1,253

Boot Barn Holdings, Inc.
Store Count

	Fiscal Year Ended	Fiscal Year Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	March 28,	March 26,	June 25,	September 24,	December 24,	April 1,	July 1,
	2015	2016	2016	2016	2016	2017	2017
Store Count (BOP)	152	169	208	210	212	219	219
Opened/Acquired	18	47	2	2	6	2	1
Relocated	—	—	—	—	1	(1)	—
Closed Boot Barn Stores	(1)	(2)	—	—	—	(1)	—
Closed Sheplers Stores	—	(6)	—	—	—	—	—
Store Count (EOP)	169	208	210	212	219	219	220

Debt Covenant EBITDA Reconciliation
(Unaudited)

	Thirteen Weeks Ended	Fourteen Weeks Ended	Thirteen Weeks Ended
	July 1, 2017	April 1, 2017	December 24, 2016	September 24, 2016	June 25, 2016
Boot Barn's Net income	$777	$2,588	$10,507	$479	$624
Income tax expense	506	1,624	6,719	313	266
Interest expense, net	3,658	3,851	3,637	3,651	3,560
Depreciation and intangible asset amortization	4,113	4,407	4,207	4,017	4,079
Boot Barn's EBITDA	$9,054	$12,470	$25,070	$8,460	$8,529

Non-cash stock-based compensation (a)	$575	$763	$754	$750	$756
Non-cash accrual for future award redemptions (b)	5	(489)	399	133	42
Loss/(gain) on disposal of assets and contract termination costs (c)	14	204	(22)	126	59
Store impairment charge (d)	-	1,164	-	-	-
Boot Barn's Adjusted EBITDA	$9,648	$14,112	$26,201	$9,469	$9,386

Additional adjustments[1]	628	156	778	891	1,345
Consolidated EBITDA per Loan Agreements	$10,276	$14,268	$26,979	$10,360	$10,731
____________________
[1]Adjustments to Boot Barn's Adjusted EBITDA as stipulated in the 2015 Golub Term Loan and June 2015 Wells Fargo Revolver include pre-opening costs, franchise and state taxes, and other miscellaneous adjustments.

(a)	Represents non-cash compensation expenses related to stock options, restricted stock awards and restricted stock units granted to certain of our employees and directors.
(b)	Represents the non-cash accrual for future award redemptions in connection with our customer loyalty program.
(c)	Represents loss/(gain) on disposal of assets and contract termination costs from store closures and unused office and warehouse space.
(d)	Represents the store impairment charge recorded at three stores in the fourteen weeks ended April 1, 2017 in order to reduce the carrying amount of the assets to their estimated fair values.

CONTACT:
Investor:
ICR, Inc.
Brendon Frey, 203-682-8216
BootBarnIR@icrinc.com
or
Media:
Boot Barn Holdings, Inc.
Jim Watkins, 949-453-4400 ext. 579
Vice President, Investor Relations
BootBarnIRMedia@bootbarn.com